Exhibit 99.1

NEWS
RELEASE

FOR
IMMEDIATE RELEASE
CONTACT:	Chris L. Nines
(512) 433-5210
FORESTAR WITHDRAWS PROPOSED PRIVATE OFFERINGS OF
SENIOR SECURED NOTES AND CONVERTIBLE NOTES
AUSTIN, TEXAS, June 9, 2011 — Forestar Group Inc. (“Forestar”) (NYSE: FOR) today announced that, as a result of recent deterioration in the capital markets, it and its wholly-owned subsidiary, Forestar (USA) Real Estate Group Inc., have decided not to proceed with their previously announced proposed private offerings of $100 million aggregate principal amount of convertible notes due 2018 and $150 million aggregate principal amount senior secured notes due 2019.
Management determined that, because the proposed transactions were opportunistic in nature and the terms and conditions offered to Forestar did not meet their expectations or recognize the future value expected for Forestar stakeholders, it was inadvisable to proceed with the offerings at this time.
This news release shall not constitute an offer to sell nor the solicitation of an offer to buy the notes or any securities. There can be no assurance if or when Forestar may offer any such securities.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties, including general economic, market, or business conditions; the availability of loans and fluctuations in the credit markets; the opportunities (or lack thereof) that may be presented to us and that we may pursue; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this release. More information about potential risks that could affect Forestar and its subsidiaries is included in Forestar’s filings with the U.S. Securities and Exchange Commission.